Exhibit 99.2

Daré Bioscience, Inc. trading on The NASDAQ Capital Market under the symbol “DARE”

Company focused on the development and commercialization of women’s reproductive health products

Daré to Host Conference Call on Monday, July 24, 2017, at

4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to Discuss Business Opportunity

SAN DIEGO, CA, July 20, 2017 /GlobeNewswire/ — Daré Bioscience, Inc. (NASDAQ: DARE) (formerly known as Cerulean Pharma Inc., and formerly traded under NASDAQ: CERU) announced today the outcomes of three important transactions: (i) approval by Cerulean stockholders of the purchase of all of the outstanding common shares and options of Daré Bioscience (which has been renamed Daré Bioscience Operations, Inc. to avoid confusion with the renamed Cerulean) (ii) approval by Cerulean stockholders of the sale of all rights related to the Dynamic Tumor Targeting™ Platform to Novartis for $6 million in cash, and (iii) approval by Cerulean stockholders and authorization by the Cerulean board of directors of a 10 to 1 reverse stock split. As a result of these transactions, the stockholders of pre-closing Daré have become owners of approximately 51% of the issued and outstanding shares of the combined company, while the stockholders of pre-closing Cerulean will continue to own approximately 49% of the issued and outstanding shares of the combined company, which represents the maximum ownership possible for the pre-closing Cerulean stockholders under the stock purchase agreement entered into between the companies on March 19, 2017.

Following the closing of the transaction, Sabrina Martucci Johnson, President and CEO of Daré, became the President and CEO of Cerulean and joined its board of directors and Lisa Walters-Hoffert, CFO of Daré, became Cerulean’s CFO. The operations of Daré and Cerulean are being combined, with the combined company operating under the name “Daré Bioscience, Inc.” and led solely by Daré’s management team.

“Daré‘s transition to the public market represents a significant milestone for us,” stated Sabrina Martucci Johnson, President and CEO of Daré. “We are grateful for the support of the Cerulean stockholders. Daré is committed to building a strong company in women’s reproductive health, beginning with our first clinical candidate, Ovaprene®. We believe Daré represents an attractive business with considerable product candidate opportunities and market potential.”

Conference Call and Webcast

Daré will hold a conference call on Monday, July 24, 2017, at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to provide an overview and business update. Interested parties may access the conference call by dialing (844) 831-3031 from the U.S. and (443) 637-1284 from outside the U.S. and should request the Daré Call, conference ID 58451998. . The conference call also will be webcast live over the Internet and can be accessed at http://edge.media-server.com/m/p/mmj5wibt.

About Daré Bioscience, Inc. (formerly Cerulean Pharma Inc.)

Daré is a healthcare company committed to the development and commercialization of innovative products in women’s reproductive health. We have identified areas within this market segment that remain underserved and believe they offer opportunities to generate value for both investors and women.

The problem isn’t early innovation. The global donor community of foundations and governments has invested tens of millions of dollars in early-stage and clinical-stage research to expand options, improve outcomes and advance global women’s reproductive health. In addition, independent private innovators have developed new approaches to address unmet needs. Yet, promising candidates often fail to advance for reasons unrelated to results, but rather because of shifting strategic priorities or a lack of dedicated funding.

The problem isn’t commercialization. Large and medium-size pharmaceutical companies with established sales and marketing franchises in women’s health exist. However, many of these companies prefer to get involved in later stages of development, e.g., in pivotal trials or following an application for regulatory approval.

The problem is the gap. We believe that this gap between innovation and commercialization in women’s reproductive health creates an opportunity for Daré. Our business model is to license the rights to promising product candidates (many with clinical proof-of-concept data), advance their clinical development, and if successful, implement a comprehensive global commercialization strategy in combination with established pharmaceutical partners and regional distributors. We believe this approach is efficient in both its use of time and financial resources.

The contraceptive market in particular represents an interesting segment for Daré. Since the approval of the birth control pill by the FDA in 1960, most contraception innovation has focused on the use of hormones. Little innovation has occurred to create new non-hormonal options, leaving a void in the method mix and creating a potential opportunity. Today’s non-hormonal alternatives include condoms, diaphragms, and spermicides, all of which require intervention at the time of intercourse and most of which have marginal efficacy. There is a need for something better.

First product candidate, Ovaprene®

Ovaprene® is a clinical stage, non-hormonal contraceptive ring intended to provide protection over multiple weeks of use, require no intervention at the time of intercourse, and fill a void in today’s contraception method mix.

•	Research has shown that as many as 40% of women using contraception say they are not satisfied with their current method, reporting difficulty of use, problems with side effects, and concerns about effectiveness and reduced sexual pleasure.

•	A convenient, easy-to-use and effective non-hormonal option could appeal to a portion of the 22% of women currently using one of today’s non-hormonal methods.

•	Ovaprene® would represent a new category of birth control and expand options.

A contraceptive ring, whose use is initiated and controlled by a woman, has numerous attributes that women find appealing. Published surveys revealed the following:

•	A vaginal ring has most of the features they deemed extremely important,

•	85% of women surveyed reported they would prefer a monthly option with a lower hormone dose than the pill, and

•	80% currently use a non-coital dependent method, meaning there is no intervention at the time of intercourse.

The only contraceptive ring on the market today is NuvaRing®, a hormonal contraceptive ring with 2016 sales of $777 million. Our goal for Ovaprene® is to provide similar monthly convenience and protection but without the use of hormones.

Ovaprene® has a custom intravaginal ring design, with a permeable mesh in the center of the ring that creates a partial barrier to sperm, and a mechanism to release locally acting spermiostatic agents through the ring. The unique combination of these two complementary approaches seeks to produce attractive contraceptive efficacy outcomes that are consistent with the most effective barrier option, the diaphragm, and short-acting hormonal options (oral pill, patches and vaginal ring) that provide 88-91% effectiveness in typical use. Typical use refers to effectiveness experienced among all couples who use the method, including inconsistent and incorrect use.

In a pilot postcoital test (“PCT”) clinical trial conducted in 21 women and published in the Journal of Reproductive Medicine in 2009, Ovaprene® demonstrated the following:

•	Ability to immobilize sperm and prevent their progression into the cervical mucus,

•	Acceptability of the device to both partners, and

•	No serious adverse events were reported.

While the original pilot PCT clinical trial was not designed to be utilized as part of a regulatory submission, its data provide preliminary proof-of-concept contraceptive efficacy. PCT clinical trials have been used to assess the preliminary efficacy of other contraception methods that work by preventing or blocking the progression of sperm into the cervical mucus.

Our stockholders can expect the following benefits from the combination of Daré (formerly Cerulean) and Daré Operations:

•	Daré intends to commence a PCT clinical trial of Ovaprene® with CONRAD, a non-profit organization that oversaw the successful development and FDA approval of the Caya® diaphragm, the most recently approved barrier contraceptive device in combination with a locally-acting spermiostatic agent.

•	Based on our current projections and the cash from the transaction, we believe Daré will be adequately funded to advance Ovaprene® through the completion of the PCT clinical trial within the next two years. A successful PCT clinical trial outcome would represent a meaningful milestone and should allow Daré to proceed directly to a pivotal contraceptive efficacy trial in the United States.

•	Daré is currently in discussions regarding other product candidates that meet our selection criteria. We are also exploring co-development opportunities with non-profit partners and foundations as a way to leverage their tremendous investment capacity and breadth of product candidates.

In addition to contraception, women’s reproductive health encompasses a broad spectrum of categories, including vaginal health, fertility and pain, among others. Daré is committed to identifying, licensing and developing candidates that expand options, improve outcomes, and enhance safety for women across the broad spectrum. We look forward to advancing the Ovaprene® development program while evaluating other clinical stage opportunities that meet our objectives.

Forward Looking Statements

This press release contains “forward-looking statements” regarding matters that are not historical facts, including statements relating to Daré’s expectations regarding the timing and availability of results from its clinical trials, the timing of commencement of manufacturing its products, the safety and effectiveness of its products and the continued ability of Daré to develop and market Ovaprene® under its license with ADVA-Tec. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether cash resources will be sufficient to fund the operations of Daré it will undertake; the uncertainties inherent in the initiation and completion of clinical trials; availability and timing of data from ongoing and future clinical trials and the results of such trials; whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials; whether the company will maintain its NASDAQ listing, expectations for regulatory approvals; claims of infringement and other risks relating to Daré’s owned and licensed intellectual property rights; and other factors discussed in the “Risk Factors” section of Daré’s Quarterly Report on Form 10-Q filed with the SEC on May 12, 2017, and in other filings that Daré made with the SEC, including the definitive proxy statement relating to the transaction with Daré Operations filed with the SEC on June 19, 2017. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. Daré and Daré Operations specifically disclaim any obligation to update any forward-looking statements included in this press release.

Daré Bioscience, Inc.

11119 North Torrey Pines Road

Suite 200

La Jolla, CA 92037

Telephone: 858-769-9145

innovations@darebioscience.com

For more information on Daré, please visit www.darebioscience.com

Source: Daré Bioscience